SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM 8-K
Current Report
______________

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2012 (July 16, 2012)

PAZOO, Inc.
(Exact name of Registrant as specified in charter)

Nevada	333-178037	27-3984713
(State or other	(Commission file	(I.R.S. Employer
jurisdiction of	number)	Identification Number)
incorporation)

15A Saddle Road
Cedar Knolls, New Jersey  07927
 (Address of Principal Executive Offices)

________________________________
(Prior Address if Changed From Last Report)

(973) 455-0970
 (Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sale of Equity Securities.

Common Stock:  The Company has issued 3,000,000 shares of common stock to Equities Awareness Group (July 20, 2012) in connection with a Financial Marketing Consulting Services Agreement dated on or about July 3, 2012, for services to be rendered during the period July 9, 2012 through July 9, 2013.  Due to the confidential nature of this agreement the Company is evaluating what portions of the agreement may be published and will file a Form 8-K/A with the appropriate portions of the agreement.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 18, 2012, David M. Cunic stepped down as Chairman of the Board of Directors and Steve Basloe, President of the Company, assumed the post of Chairman of the Board of Directors.  While Mr. Cunic has done a good job during his tenure and Chairman of the Board of Directors, Mr. Basloe’s vast experience has proven to be an enormous asset to the Company and Mr. Basloe is best qualified to be the Chairman of the Board of Directors for the prosperity of the Company going forward.

Item 7.01  Regulation FD Disclosure.

On July 16, 2012 the Company announced in a press release (PAZOO Releases New Expansive Website Integrating State Of The Art User Friendly Back End Credit Card Processing System) that the Company has made significant enhancements to its web-site and that many “Experts” have been added, moving the Company one step closer to becoming the premier health and wellness site on the internet.

Item 9.01  Financial Statements and Exhibits.

a.	Exhibits.
99.01	Press Release Dated July 16, 2012

Signatures

Pursuant to the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2012	Pazoo, Inc.
(Registrant)

/s/ David M. Cunic
David M. Cunic/ CEO